SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

TRW INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The Definitive Additional Materials filed herewith relate both to TRW’s Special Meeting of Shareholders scheduled for April 22, 2002 and to TRW’s Annual Meeting of Shareholders scheduled for April 24, 2002. TRW’s proxy statement for the Special Meeting of Shareholders was filed on April 2, 2002 on Schedule 14A and TRW’s proxy statement for the Annual Meeting of Shareholders was filed on March 4, 2002 on Schedule 14A.

April 17, 2002

Dear Fellow Shareholder:

       In the last few days, there have been some important developments:

•	On Monday, April 15, 2002, Northrop announced that, subject to a due diligence review, it would conditionally offer to acquire your shares for $53* per share.

•	Northrop’s revised offer not only includes all the contingencies of its original offer, but adds an unusual “due diligence” condition. In other words, Northrop has reserved the right to change the price that they are offering for your shares after reviewing TRW’s confidential, non-public information.

•	In view of the Board’s determination that Northrop’s revised offer continues to be financially inadequate and that TRW’s value enhancement plan is well-positioned to deliver more value than the offer, your Board has determined to recommend that shareholders reject Northrop’s revised offer. A full description of the factors considered by your Board in making its determination is set forth in the enclosed amendment to TRW’s Schedule 14D-9.

•	Your Board has authorized management and its advisors to initiate a process to explore all strategic alternatives to create shareholder value at levels in excess of Northrop’s revised offer. In that regard, TRW would anticipate sharing non-public information with interested parties, subject to entering into appropriate confidentiality agreements. Should Northrop so desire, it may engage in this process on the same basis as other parties.

       In light of these developments, Northrop’s three self-serving proposals to be presented at TRW’s April 24th Annual Meeting have largely become unnecessary. If Northrop decides to participate in the process established by your Board, Northrop will receive the confidential information it has been seeking.

       Your Board is committed to doing the right thing for TRW’s shareholders. We have acted at all times with the singular focus of enhancing shareholder value and will continue to do so.

       If you have not already done so, please sign, date and return the enclosed WHITE proxy card.

       Thank you for your continued trust and support.

On behalf of your Board of Directors,

Philip A. Odeen	Kenneth W. Freeman
Chairman	Lead Director

IMPORTANT

TIME IS SHORT. PLEASE SIGN, DATE AND RETURN THE ENCLOSED

WHITE PROXY CARD TODAY.

PLEASE DO NOT RETURN ANY GREEN PROXY CARD FOR ANY REASON. ONLY YOUR LATEST DATED PROXY CARD WILL BE COUNTED, AND ANY GREEN PROXY SENT IN FOR ANY REASON COULD INVALIDATE YOUR PREVIOUS VOTE.

If you have any questions or need assistance in voting your shares, please call:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 STATE STREET
10TH FLOOR
NEW YORK, NEW YORK 10004
CALL TOLL FREE: (866) 649-8030

*	Northrop Grumman’s Offer to Exchange would provide for each share of TRW common stock to be exchanged for that number of shares of Northrop Grumman common stock having a value equal to $53. The exact exchange ratio would be determined by dividing $53 by the average of the closing price of Northrop Grumman common stock for the five consecutive trading days ending immediately prior to the second trading day prior to the expiration of the Offer to Exchange, but in no event will the exchange ratio be greater than 0.4690 ($53/$113) or less than 0.4309 ($53/$123).

Note: Certain cautionary language relating to the benefits of the value enhancement plan and certain forward- looking statements in this letter are contained in TRW’s April 2, 2002 Supplement to its Annual Meeting Proxy Statement.